Exhibit 99.1
Horsehead Holding Corp. Announces First Quarter 2008 Earnings
     MONACA, Pa., May 08 /PRNewswire-FirstCall/ — Horsehead Holding Corp. (Nasdaq: ZINC), the parent company of Horsehead Corporation, reported consolidated net income of $9.9 million for the first quarter of 2008, or $0.28 per diluted share, on sales of $114.4 million. For the first quarter of 2007, Horsehead reported consolidated net income of $26.9 million, or $0.93 per diluted share on sales of $147.8 million. Included in net income for the current quarter was a non-cash charge of $0.5 million, after taxes, relating to mark-to-market adjustments on open hedge positions, reducing earnings per diluted share $0.015. The average commodity price of zinc declined 30% from $1.57/lb for the first quarter of 2007 to $1.10/lb for the first quarter of 2008. Highlights for the first quarter compared to the prior year same period were:
•	An 18% increase in production of zinc;

•	A 21% increase in electric arc furnace (“EAF”) dust receipts;

•	A 6% increase in zinc product shipments;

•	Startup of a new kiln installation in Rockwood, TN increasing capacity for processing EAF dust by 15%;

•	Completion of a 12% increase in zinc oxide production capacity; and

•	Completion of hedging 90,000 tons of zinc for 2009 through the purchase of put options having a $0.90/lb strike price.
“We are pleased with the continued strong market demand for our products and services as we achieve higher production levels,” said Jim Hensler, President and Chief Executive Officer. “Market demand for our recycling services was very good during the quarter as EAF dust receipts increased to a per annum rate of 559,000 tons. We are also concluding plans to build a new EAF dust processing facility in South Carolina which is expected to add 160,000 tons of capacity. Our current plans are to break ground by mid-year 2008 and commence production mid-year 2009. Market demand for zinc products was strong for the quarter as shipments increased 6% over the prior year quarter and 9% over the fourth quarter of 2007.”
Hensler further commented, “Our cost reduction and growth initiatives continue to be on track but are not expected to impact our results until the second half of the year. Our feed costs were higher during the first quarter as the percentage of higher cost purchased feed increased to 44% of total feed versus 41% in the prior year quarter to support the higher zinc production level. The percentage of purchased feed should decrease for the balance of the year as the new kiln in Rockwood begins to produce crude zinc oxide at design level. This higher feed cost along with startup costs at the new kiln and an unplanned outage at our power plant reduced earnings for the first quarter approximately $0.07 per share.”

First Quarter Financial Highlights
     The major factors affecting earnings in the quarter versus the prior year quarter were:
•	Product shipments increased 2,450 tons, or 6.3%, to 41,241 tons from 38,791 tons.

•	Net sales decreased $33.4 million, or 23%, to $114.4 million, reflecting the 30% decline in the average LME price of zinc, partially offset by the higher shipments levels. Lower average price realization reduced sales $45.2 million. Higher volume of shipments increased sales $11.7 million.

•	Cost of sales decreased $4.1 million, or 4%, to $92.8 million, resulting primarily from reduced production costs for zinc products of $12.4 million partially offset by a $6.0 million effect of higher shipment levels and higher recycling costs associated with the increase in EAF dust processing versus the prior year quarter.

•	Selling, general and administrative expenses increased $0.2 million for the quarter to $3.6 million compared to the prior year, reflecting primarily expenses associated with operating as a public company.

•	Interest expense, net of interest and other income, decreased $2.9 million, reflecting reduction in debt and increased interest income.

•	Put options for 2009 were purchased during the quarter at a cost of $7.0 million for 45,000 tons of zinc with a strike price of $0.90 per pound. Additional 2009 put options for 45,000 tons of zinc were purchased with the same strike price at a cost of $7.2 million in April.
First Quarter Shipments and Production Data

	Quarter ended March 31,
	2008	2007
Zinc production — tons	37,750	31,942
Zinc product shipments — tons	41,241	38,791
Zinc contained	37,025	34,675
Net sales realization
zinc products — per lb	$1.13	$1.68
zinc products — per lb zinc contained	$1.26	$1.88
LME average zinc price — per lb	$1.10	$1.57

Other Financial Data
Cash generated by operations was $10.5 million for the quarter ended March 31, 2008 compared to $32.6 million for the same quarter for the prior year. Cash generated from operations for the quarter was net of $7.0 million used to purchase put options for 2009. Capital spending was $8.8 million for the quarter. Cash on hand was $78.9 million as of March 31, 2008 compared to $76.2 million at December 31, 2007.
On-going Activities
According to Mr. Hensler, “Our cost reduction and capacity expansion projects continue to be on schedule. The Rockwood, Tennessee waelz kiln will increase the quantity of low-cost feed coming into our smelting operation and the South Carolina facility should do more of the same in the second half of next year. We expect that the new production capacity that we have added for zinc oxide at the beginning of the second quarter will result in an increase in shipments for this product during the balance of 2008. With hedging in place for 2008 and 2009, we can focus on the implementation of these initiatives. These hedges will allow us to participate in any increase in the price of zinc while protecting us if the zinc price declines below the strike prices.”

Conference Call Information
Horsehead will conduct a conference call with investors and analysts on Friday, May 9, 2008, at 11:00 pm EDT to discuss the quarterly results. Dial-in instructions are as follows:
Dial-In Number(s):
United States: (888) 276-0010
International: (612) 332-0530
An Audio-Only Web Conference Cast will also be available from the Investor Relations Corporate Information page of our website www.horsehead.net or directly at http://65.197.1.5/att/confcast. Enter Conference ID# 920758 then click Go.
A replay of the call will be available beginning at 1:00 pm EDT on Friday, May 9, 2008 and ending on Friday, May 16, 2008 at 11:59 pm EDT. Dial in instructions for the replay are:
Dial-In Number(s):
United States: (800) 475-6701
International: (320) 365-3844
Access Code: 920758
About Horsehead
Horsehead Holding Corp. is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products. Horsehead, headquartered in Monaca, Pa., employs over 1000 people and has six operating locations throughout the U.S. Visit http://www.horsehead.net for more information.
Cautionary Statement about Forward-Looking Statements
This press release contains forward-looking statements, including statements about business outlook and strategy, and statements about historical results that may suggest trends for our business. These statements are based on estimates and information available to us at the time of this press release and are not guarantees of future performance. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this earnings release to reflect events or circumstances after the date hereof.

Summary Financial Results ($ in thousands except per share amounts):
Income Statement (unaudited)

	Quarter ended March 31,
	2008	2007
Sales	$114,448	$147,822
Cost of sales (excluding depreciation)	92,770	96,932

Gross profit (excluding depreciation)	21,678	50,890
Depreciation	2,881	2,563
S G & A expenses	3,645	3,410

Income from operations	15,152	44,917
Interest expense	349	2,617
Interest and other income	658	40

Income before taxes	15,461	42,340
Income tax provision	5,591	15,437

Net income	$9,870	$26,903

Earnings per diluted share	$0.28	$0.93

Weighted average diluted shares outstanding	35,165	28,855

EBITDA (1)	$18,033	$47,480
Balance Sheet Items (unaudited)

	March 31,	December 31,
	2008	2007
Cash	$78,877	$76,169
Other current assets	141,847	133,902
Property, plant and equipment, net	104,892	98,932
Other assets	5,635	5,801

Total assets	$331,251	$314,804

Current liabilities	65,963	60,053
Long-term debt	105	121
Other long-term liabilities	11,837	12,576
Stockholders’ equity	253,346	242,054

Total liabilities and stockholders’ equity	$331,251	$314,804

(1)	EBITDA is a non-GAAP financial measure. Management uses EBITDA to help it evaluate Horsehead’s performance and to compare Horsehead’s current results with those for prior periods as well as with the results of other companies in our industry. We caution investors that EBITDA should not be considered as a substitute for disclosures made in accordance with GAAP. Below is a reconciliation of EBITDA to net income:

	Quarter ended March 31,
	2008	2007
Net income	$9,870	$26,903
Income tax provision	5,591	15,437
Interest expense	349	2,617
Interest and other income	(658)	(40)
Depreciation	2,881	2,563

EBITDA	$18,033	$47,480
Contact info:
     Robert D. Scherich
     Vice President & CFO
     Horsehead Holding Corp.
     724.773.9000
SOURCE Horsehead Holding Corp.